Exhibit 12.1


COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(INCLUDING INTEREST ON DEPOSITS)

The Company's ratios of earnings to fixed charges (including interest on deposits) for the six months ended June 30, 1998 and 1997 and the five years ended December 31, 1997 were as follows:

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(dollars in thousands)              Six            Six
                                   Months        Months
                                   Ended         Ended
                                   June 30,      June 30,           Years Ended December 31,
                                                           -----------------------------------------
                                    1998          1997      1997       1996      1995      1994      1993
                                    --------------------------------------------------------------------

Net Income                         5,542          4,882    10,735     8,927     6,669     5,701     4,609
Income tax expense                 2,828          2,289     4,766     4,114     2,549     2,205     1,592
                                  -----------------------------------------------------------------------
Pretax earnings                    8,370          7,171    15,501    13,041     9,218     7,906     6,201


Interest on borrowed funds         2,274          1,739     3,680     1,930     1,865     1,266       712
Interest on deposits              24,371         19,862    42,868    32,161    26,329    15,511    14,031
                                  -----------------------------------------------------------------------
Total fixed charges               26,645         21,601    46,548    34,091    28,194    16,777    14,743

Earnings for ratio calculation    35,015         28,772    62,049    47,132    37,412    24,683    20,944

Ratio of earnings to fixed charges  1.31           1.33      1.33      1.38      1.33      1.47      1.42


The Company's ratios of earnings to fixed charges (excluding interest on deposits) for the six months ended June 30, 1998 and 1997 and the five years ended December 31, 1997 were as follows:


(dollars in thousands)              Six            Six
                                   Months        Months
                                   Ended         Ended
                                   June 30,      June 30,           Years Ended December 31,
                                                           -----------------------------------------
                                    1998          1997      1997       1996      1995      1994      1993
                                    ----------------------------------------------------------------------

Net Income                         5,542          4,882     10,735     8,927     6,669     5,701     4,609
Income tax expense                 2,828          2,289      4,766     4,114     2,549     2,205     1,592
                                  ------------------------------------------------------------------------
Pretax earnings                    8,370          7,171     15,501    13,041     9,218     7,906     6,201

Interest on borrowed funds         2,274          1,739      3,680     1,930     1,865     1,266       712
                                  ------------------------------------------------------------------------
Total fixed charges                2,274          1,739      3,680     1,930     1,865     1,266       712

Earnings for ratio calculation    10,644          8,910     19,181    14,971    11,083     9,172     6,913

Ratio of earnings to fixed charges  4.68           5.12       5.21      7.76      5.94      7.24      9.71
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